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                                                                    Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Genetronics Biomedical Corporation for the registration of 14,448,867 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 2002, except for the third paragraph of Note 21, as to which the date is March 7, 2002 with respect to the consolidated financial statements and schedule of Genetronics Biomedical Corporation included in its Annual Report (Form 10-K) for the nine months ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP

San Diego, California
June 25, 2002